Exhibit 99.1

PRESS RELEASE

PROPHASE LABS, INC. ANNOUNCES

NEW COMPENSATORY ARRANGEMENT WITH CHIEF EXECUTIVE OFFICER

AND TERMINATION OF STOCKHOLDER RIGHTS PLAN

DOYLESTOWN, PA — (Globe Newswire – February 20, 2018) — ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com), a vertically integrated and diversified branding, marketing and technology company with deep experience in over-the-counter dietary supplements and remedies (“ProPhase” or “Company”), announced today that its Board of Directors has approved a new employment agreement with Ted Karkus, the Company’s Chief Executive Officer, which will become effective February 23, 2018.

Pursuant to the terms of the new employment agreement, Mr. Karkus has voluntarily agreed to reduce his base salary from the current rate of not less than $675,000 per annum, as set forth in his prior employment agreement, to a base salary of $125,000 per annum through February 22, 2021.

The Board of Directors and Mr. Karkus have determined that it is in the best interests of the Company and its stockholders to reduce the cash compensation payable to Mr. Karkus in order to further align Mr. Karkus’ interests with the interests of the Company and its stockholders. It will also provide more liquidity to the Company so that the Company may continue to expand its research and development efforts for its over-the-counter dietary supplement initiatives, continue to develop ProPhase Digital Media and pursue potential business opportunities outside of the consumer products industry.

In consideration of Mr. Karkus’ voluntary reduction in base salary, the Board of Directors has agreed to grant Mr. Karkus a stock option to purchase 2,300,000 shares of the Company’s common stock at an above-current-market exercise price of $3.00 per share. The closing price of the Company’s common stock on February 16, 2018, the date Mr. Karkus’ new compensation arrangement was approved, was $2.36 per share. The stock option will be granted to Mr. Karkus on February 23, 2018, and will vest and be exercisable in 35 equal monthly installments of 63,888 shares and one monthly installment of 63,290 shares, subject to his continued employment with the Company, and subject to accelerated vesting in the event Mr. Karkus’ employment is terminated for any reason other than by the Company for Cause or by Mr. Karkus without Good Reason (as such terms are defined in the new employment agreement). The Stock Option will be exercisable for a five year term commencing on the date of grant.

The terms of the new employment agreement with Mr. Karkus provide that the new agreement will be null and void if it is not approved by the requisite vote of the Company’s stockholders (excluding Mr. Karkus) at a meeting of stockholders to be held no later than September 30, 2018. In the event the Company’s stockholders do not approve the new employment agreement, Mr. Karkus’ prior employment agreement will be reinstated, and his prior base salary of $675,000 will be reinstated, retroactive to the effective date of the new employment agreement. In such event, the stock option will terminate and be cancelled. The stock option may not be exercised unless and until the requisite stockholder approval is attained.

The Board of Directors has also voted to terminate the Company’s Rights Agreement, effective February 20, 2018. Stockholders are not required to take any action as a result of the termination. The termination has been effected by amending the Rights Agreement to accelerate its expiration date to February 20, 2018. In connection with the termination of the rights agreement, the Company will be taking routine actions to voluntarily deregister the related common stock purchase rights under the Securities Exchange Act of 1934, as amended. These actions are administrative in nature and will have no effect on the Company’s common stock, which will continue to be listed on the Nasdaq Capital Market.

About ProPhase Labs

ProPhase is a vertically integrated manufacturer, marketer and distributor of a diversified range of over-the-counter (“OTC”) dietary supplements. We are engaged in the research and development of additional OTC dietary supplements, including Legendz XL, which are marketed under our TK Supplements brand. The Company is also developing ProPhase Digital Media as a service that leverages and applies technology to the direct-to-consumer marketing of consumer products. With our enhanced liquidity following the sale of our Cold-EEZE brand, we are also actively exploring additional opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties relating to our research and development efforts and exploration of potential business opportunities and uncertainties related to our ability to secure the requisite stockholder approval for the new employment agreement with Mr. Karkus. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111